Exhibit 99.1

Horizon Pharma Announces Proposed Public Offering of Common Stock

Deerfield, III.—September 19, 2012—Horizon Pharma, Inc. (NASDAQ: HZNP) announced today that it intends to offer and sell, subject to market and other conditions, units in an underwritten public offering, with each unit consisting of one share of its common stock and a warrant to purchase 0.5 of a share of its common stock. Horizon also expects to grant the underwriters a 30-day option to purchase additional shares of its common stock and warrants to purchase shares of its common stock to cover overallotments, if any. All of the units in the offering are being offered by Horizon.

Cowen and Company, LLC, JMP Securities LLC and Stifel Nicolaus Weisel are acting as joint book-running managers for the offering.

The securities described above are being offered by Horizon pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”). A preliminary prospectus supplement related to the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to this offering, when available, may be obtained from Cowen and Company, LLC (c/o Broadridge Financial Services) at 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, or by calling (631) 274-2806, from JMP Securities LLC at 600 Montgomery Street, 10th Floor, San Francisco, California 94111, Attn: Prospectus Department, by email at ccornell@jmpsecurities.com, or by phone at (415) 835-8985, or from Stifel, Nicolaus & Company, Incorporated at One Montgomery Street, Suite 3700, San Francisco, CA 94104, or by calling (415) 364-2720.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Horizon Pharma

Horizon Pharma, Inc. (NASDAQ: HZNP) is a biopharmaceutical company that is developing and commercializing innovative medicines to target unmet therapeutic needs in arthritis, pain and inflammatory diseases. For more information, please visit www.horizonpharma.com.

Forward Looking Statements

This press release contains “forward-looking statements,” including those relating to Horizon’s expectations with respect to the completion and timing of the proposed offering. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering, as well as those inherent in Horizon’s business and financial condition and other risks detailed in the “Risk Factors” section of the preliminary prospectus supplement related to the proposed offering and Horizon’s reports with the SEC, including in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2012. Horizon undertakes no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

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520 Lake Cook Road, Suite 520 Deerfield, IL 60015

Contacts

Robert J. De Vaere

Executive Vice President and Chief Financial Officer

investor-relations@horizonpharma.com

Media

Geoff Curtis

DJE Science

312-550-8138

geoff.curtis@djescience.com

Investors

Kathy Galante

Burns McClellan, Inc.

212-213-0006

kgalante@burnsmc.com

520 Lake Cook Road, Suite 520 Deerfield, IL 60015